Exhibit 99.1

FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES 2011 THIRD QUARTER FINANCIAL RESULTS

Announces Contracts Totaling $14.4 Million

Overview
•	Q3 2011 revenue rose 5.4% to $12.5 million from $11.9 million in Q3 2010
•	Operating income of $1.0 million compared to an operating loss of $0.3 million in Q3 2010
•	Net income improved to $0.9 million, or $0.05 per diluted share, from a net loss of $0.5 million, or $0.03 per diluted share, in Q3 2010
•	At September 30, 2011:
o	Total cash and equivalents of $17.7 million (not including $5.0 million of restricted cash)
o	$0 long-term debt
o	Backlog of $50.8 million
•	370,519 shares acquired during Q3 2011; 754,649 total shares acquired through November 4, 2011

Sykesville, MD – November 9, 2011 - GSE Systems, Inc. (“GSE” or “the Company”) (NYSE Amex: GVP), a global energy services solutions provider, today announced financial results for the third quarter ended September 30, 2011.

Jim Eberle, Chief Executive Officer of GSE, commented, “For Q3 2011, we reported increased revenues, higher gross profit, and a $1.4 million improvement in net income.  During Q3 2011, we received a $3.0 million change order related to the Company’s contract to build a new nuclear power plant simulator and distributed control system for a two-unit reactor plant in Slovakia which increased the total contract value from $23.8 million to $26.8 million.  This change order also increased the overall gross profit on the project and generated an additional $0.7 million in project gross profit for the three and nine months ended September 30, 2011.  Higher margin revenue generated by GSE EnVision also contributed to improved gross profit in Q3 2011.
“During the third and fourth quarters of 2011, we were awarded contracts totaling $14.4 million, comprised of $11.5 million in nuclear projects and $2.9 million in non-nuclear (fossil and process) projects.  $5.9 million of these orders were not included in the Company’s backlog of $50.8 million at September 30, 2011.  These awards reflect our strong global market position in the nuclear simulation industry, as well as our ongoing efforts to diversify our business model and revenue streams.  We are also actively pursuing opportunities in areas such as training new employees and providing ongoing education for more seasoned professionals.  This initiative is in response to the anticipated consequences of an aging national and global demographic. Over the next five years, it is estimated that retirement and attrition will require the replacement of 40-50% of the U.S. nuclear and non-nuclear energy operations workforce.

“Our financial position at September 30, 2011 included cash and cash equivalents of $17.7 million, working capital of $29.4 million, and no long-term debt.  Our balance sheet at quarter-end also included $5.0 million of restricted cash as compared to $1.0 million of restricted cash at December 31, 2010.”

Mr. Eberle concluded, “We remain confident in our long-term outlook and strategy to develop diverse products and services to support the global energy industry.”

Q3 2011 RESULTS

Q3 2011 revenue was $12.5 million, up 5.4% from $11.9 million in Q3 2010.  In Q3 2011, GSE received a $3.0 million change order for additional work on the full scope simulator and digital control system for the Slovak utility.  During Q3 2011, revenue associated with the Slovakia project declined to $1.6 million (12.5% of revenue) from $3.6 million (30.2% of revenue) in Q3 2010.  This decline was partially offset by $0.5 million of revenue generated by GSE EnVision Inc., which GSE acquired in January 2011.  At September 30, 2011, approximately $6.4 million of GSE’s backlog was related to the Slovakia project.

Gross profit in Q3 2011 rose to $4.6 million, or 36.8% of revenue, from $2.4 million, or 20.2% of revenue, in Q3 2010.  Gross profit for the nine months ended September 30, 2011 was 32.8% compared to 26.4% for the same period last year.  The improvement in Q3 2011 was primarily the result of the overall increase in gross profit on the Slovakia contract due to the receipt of a $3.0 million change order, and the revenue generated from GSE EnVision, whose products typically generate a substantially higher gross profit margin than the Company's normal gross profit margin.  Without the change in gross profit on the Slovak project, the consolidated gross profit for the three and nine months ended September 30, 2011 would have been 33.1% and 31.5%, respectively.
Operating income for Q3 2011 rose to $1.0 million from an operating loss of $0.3 million in Q3 2010. This improvement was driven primarily by higher revenues and gross profit, which offset a $0.8 million rise in selling, general and administrative expenses attributable to higher business development and marketing costs, and operating expenses incurred by GSE EnVision and TAS Engineering Consultants, which GSE acquired in April 2010.

As a result of the above-referenced factors, net income for Q3 2011 was $0.9 million, or $0.05 per basic and diluted share, compared to a net loss of $0.5 million, or $0.03 per basic and diluted share, in Q3 2010.

Backlog at September 30, 2011 was $50.8 million, compared to $55.0 million at June 30, 2011 and $55.9 million at December 31, 2010.

NEW CONTRACT AWARDS

During the third and fourth quarters of 2011, GSE was awarded $14.4 million in total contracts, $7.0 million of which were major change orders from existing customers and $7.4 million of which were new awards.

Approximately $11.5 million in nuclear projects were awarded to GSE, including a:

•	$3.0 million change order associated with the Slovakian simulation project;
•	$3.1 million change order representing the final agreement on the previously disclosed project with a major overseas utility;
•	$2.3 million in new awards for three more applications of GSE’s RELAP5-HD product for nuclear simulators in Germany and Sweden; and
•	$0.8 million change order for a simulator for a materials test reactor at an overseas national atomic energy agency.

The $2.9 million of non-nuclear projects included a new award for a fossil fuel power plant simulator in Korea, and a number of miscellaneous change orders from existing fossil fuel and process customers.

SHARE REPURCHASE

Under the provisions of the share repurchase program authorized by GSE’s Board of Directors in March 2011, during the three and nine month periods ended September 30, 2011 GSE acquired 370,519 and 521,400 shares of common stock, respectively, for an aggregate purchase price of $792,000 and $1.1 million, respectively. Subsequent to the close of the third quarter and through November 4, 2011, GSE purchased an additional 233,249 shares of its common stock for an aggregate purchase price of $391,000.

RECENT DEVELOPMENTS

In September 2011, GSE announced that it had been selected to provide a real-time, high-fidelity engineering simulator for the B&W mPower™ Small Modular Reactor (SMR) design. The simulator will be used as a platform for validation of plant system designs and the development of control and logic strategies, and serve as a key part of the human factors engineering program.  This agreement with B&W solidifies GSE’s position as the industry leader in providing high-fidelity engineering simulation for First-of-a-Kind reactor designs, represents its ongoing efforts to diversify its business model, and leverages GSE’s benchmark technical and human assets.

In October 2011, GSE announced that Mr.Phillip M. Polefrone has joined the Company as Senior Vice President of Workforce Solutions.  Mr. Polefrone will be responsible for developing and implementing the Company’s strategic plan to address the training needs of the global energy (nuclear and non-nuclear) workforce.

CONFERENCE CALL

Management will host a conference call today, November 9, 2011, at 4:30 pm Eastern Time to discuss these results.  Interested parties may participate in the call by dialing:

•	(877) 407-9753 (Domestic) or
•	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
http://www.investorcalendar.com/IC/CEPage.asp?ID=166187

ABOUT GSE SYSTEMS, INC.

GSE Systems, Inc. provides a wide range of simulation and training solutions to the global energy (nuclear and non-nuclear) industry, and is the world leader in nuclear simulation. The Company has over four decades of experience, more than 1,000 installations, and hundreds of customers in over 50 countries spanning the globe. Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in St. Marys and Augusta, Georgia; Tarrytown, New York; Madison, New Jersey; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; and Beijing, China. Information about GSE Systems is available via the Internet at http://www.gses.com.

FORWARD LOOKING STATEMENTS

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact Jim Eberle Chief Executive Officer GSE Systems Inc. (410) 970-7950	The Equity Group Inc. Devin Sullivan Senior Vice President (212) 836-9608 dsullivan@equityny.com

### #### ###

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	(unaudited)		(unaudited)
	Three Months ended		Nine Months ended
	September 30,		September 30,
	2011	2010	2011	2010

Contract revenue	$12,549	$11,904	$36,128	$34,886
Cost of revenue	7,931	9,503	24,278	25,691

Gross profit	4,618	2,401	11,850	9,195

Selling, general and administrative	3,302	2,545	9,920	7,837
Depreciation	137	146	365	418
Amortization of definited-lived intangible assets	204	38	629	63
Total operating expenses	3,643	2,729	10,914	8,318

Operating income (loss)	975	(328)	936	877

Interest income, net	29	29	91	48
Gain (loss) on derivative instruments, net	(129)	47	49	(631)
Other income (expense), net	31	27	70	65

Income (loss) before income taxes	906	(225)	1,146	359

Provision (benefit) for income taxes	48	323	(481)	88

Net income (loss)	$858	$(548)	$1,627	$271

Basic income (loss) per common share	$0.05	$(0.03)	$0.09	$0.01
Diluted income (loss) per common share	$0.05	$(0.03)	$0.08	$0.01

Weighted average shares outstanding - Basic	18,879,757	18,947,752	19,101,284	18,955,356
Weighted average shares outstanding - Diluted	18,992,598	18,947,752	19,304,197	19,507,924

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected balance sheet data

	(unaudited)
	September 30, 2011	December 31, 2010

Cash and cash equivalents	$17,658	$26,577
Restricted cash	4,148	179
Current assets	46,899	45,949
Long-term restricted cash	897	794
Total assets	58,071	53,614

Current liabilities	$17,466	$15,909
Long-term liabilities	2,573	799
Stockholders' equity	38,032	36,906